                                                               EXHIBIT 10.3

****CERTAIN PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                             TECHNOLOGY LICENCE AGREEMENT

       THIS AGREEMENT is made the 30th day of April, 1998

B E T W E E N

              724 SOLUTIONS INC., a corporation incorporated under the laws of Ontario, having its principal place of business at 181 Bay Street, Suite 2810, Toronto, Ontario, M5J 2T3 ("724")

                                       -AND-

              BANK OF MONTREAL, a chartered bank established under the laws of Canada, having an office at 55 Bloor Street West, 3rd Floor, Toronto, Ontario M4W 3N5 ("BMO")

BACKGROUND:

1. 724 is in the business of designing, developing and marketing Internet-based electronic banking applications over a variety of access platforms.

2. 724, BMO and Blue Sky Capital Corporation have entered in to a subscription agreement dated April 30, 1998 (the "Subscription Agreement") pursuant to which:

       (a) 724 has agreed to license the 1998 Technology (as defined herein) for the 1998 Licence Fee;

       (b) 724 has granted to BMO the right to extend the scope of the licence hereunder to include the 1999 Technology (as defined herein) for the 1999 Licence Fee; and

       (c) if BMO exercises its right to extend the licence hereunder to include the 1999 Technology, 724 has granted to BMO the right to further extend the scope of the licence hereunder to include all 724 Technology developed during each Continuing Alliance period (as defined herein);

       all in accordance with the terms and conditions of this Agreement;

IN CONSIDERATION of the premises, the mutual covenants contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

                                     ARTICLE I
                                   INTERPRETATION

1.1 DEFINITIONS. In this Agreement, the following expressions shall have the following meanings:

       "1998 LICENCE FEE" is $3 million;

       "1998 TECHNOLOGY" means all 724 Technology developed by 724 during the First Year as it exists on the First Anniversary;

       "1999 LICENCE FEE" is $3 million;

       "1999 SHARES" has the meaning ascribed to it in the Subscription
       Agreement;

       "1999 TECHNOLOGY" means all 724 Technology developed by 724 during the Second Year as it exists on the Second Anniversary;

       "1999 TECHNOLOGY RIGHT" has the meaning ascribed to it in the Subscription Agreement;

       "AFFILIATE" has the meaning ascribed to it in the BUSINESS CORPORATIONS ACT (Ontario), as amended;

       "AGREEMENT" means this Agreement, all schedules attached hereto and any agreement or schedule supplementing or amending this Agreement. The words "hereto," "herein," "hereof," "hereby" and "hereunder" and similar expressions refer to this Agreement and not to any particular section or portion of it. References to an Article, Section, Subsection or Schedule refer to the applicable article, section, subsection or schedule of this Agreement;

       "ALLIANCE ANNIVERSARY" has the meaning ascribed to it Subsection 2.3.3;

       "BUSINESS DAY" means any day, other than a Saturday, Sunday, statutory or civic holiday in the City of Toronto, Ontario;

       "CONFIDENTIAL INFORMATION" means all information that is not generally known and that is obtained directly or indirectly by one Party (the "Recipient") from the other (the "Disclosing Party"), or that is learned, discovered, developed, conceived, originated, or prepared by the Disclosing Party during the term of this Agreement, and relates to (a) the Disclosing Party's proprietary technology and products (E.G. all 724 Technology), including technical data, trade secrets, know-how, research, product plans, ideas or concepts, products, services, software, inventions, patent applications, techniques, processes, developments, algorithms, formulas, technology, designs, schematics, drawings, engineering, and hardware configuration information, and (b) proprietary information relating to the Disclosing Party's operations and business or financial plans or strategies, including customers, customer lists, supplier relationships, markets, financial statements and projections, product pricing and marketing, financial or other strategic business plans or information.
       Confidential Information does not include any of the foregoing items which (i) at the time of its disclosure is publicly available through no fault of the Recipient; (ii) after disclosure hereunder, is released to the public without restriction or otherwise becomes part of the public domain through no fault of the Recipient (but only after it is released or otherwise becomes part of the public domain); (iii) the Recipient can demonstrate was in its possession at the time of disclosure and which was not acquired by such Party under any obligation of confidence; or (iv) the Recipient can demonstrate was independently developed by such Party without any use of the Confidential Information of the Disclosing Party;

       "CONTINUING ALLIANCE" has the meaning ascribed to it Subsection 2.3.3;

       "CONTINUING ALLIANCE FEE" means $****;

       "CPI" means the Canadian Consumer Price Index (All Items) as reported by Statistics Canada, or any successor index thereto;

       "CUSTOMER OF BMO" means a customer of BMO and/or one of its Affiliates, which customer will use the 724 Technology solely for its own use (I.E. such customer will not sublicense the 724 Technology or use the 724 Technology in a service bureau on behalf of others);

       "DERIVATIVE WORKS" means a work which is based on the Licensed Technology, such as a revision, enhancement, modification, translation, abridgement, condensation, expansion, or any other form in which the underlying work may be recast, transformed, or adapted, and which, if prepared without authorization of the owner of the copyright in the underlying work, would constitute a copyright infringement. Derivative Works are subject to the ownership rights and licences of others in the underlying work;

       "FINANCIAL INSTITUTION" means a bank, trust company, credit union, savings and loan, caisses populaires, thrift, insurance company or a brokerage firm;

       "FIRST ANNIVERSARY" means March 1, 1999, or June 1, 1999 if such date is extended in accordance with subsection 2.3.1 of the Subscription Agreement;

       "FIRST YEAR" means the period commencing on January 1, 1998 and ending at the end of the day before the First Anniversary;

       "FIRST YEAR SPENDING COMMITMENT" has the meaning ascribed to it in the Subscription Agreement;

       "INCLUDING" and "INCLUDES" shall be deemed to be followed by the statement "without limitation" and neither of such terms shall be construed to limit any word or statement which it follows to the specific or similar items or matters immediately following it;

[****]REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

       "INTELLECTUAL PROPERTY RIGHTS" includes: (A) any and all proprietary rights provided under (i) patent law, (ii) copyright law, (iii) trade-mark law, (iv) design patent or industrial design law, (v) semi-conductor chip or mask work law, or (vi) any other statutory provision or common law principle, applicable to 724, which may provide a right in either (a) ideas, formulae, algorithms, concepts, inventions or know-how generally, including trade secret law, or (b) the expression or use of such ideas, formulae, algorithms, concepts, inventions or know-how; and (B) any and all applications, registrations, licences, sub-licences, franchises, agreements or any other evidence of a right in any of the foregoing;

       "LICENSED TECHNOLOGY" has the meaning ascribed to it in Section 2.3;

       "PARTY" means either 724 or BMO and "PARTIES" means both of them;

       "PERSON" shall be broadly interpreted and includes an individual, corporation, partnership, joint venture, trust, association, unincorporated organization, any Governmental Authority or any other entity recognized by law;

       "SECOND ANNIVERSARY" means March 1, 2000, or June 1, 2000 if such date is extended in accordance with subsection 2.3.1 of the Subscription Agreement;

       "SECOND CLOSING" means the First Anniversary;

       "SECOND YEAR" means the period commencing on the First Anniversary and ending at the end of the day before the Second Anniversary;

       "724 CHANNEL" means any one of the home banking channels developed or to be developed by 724 which may include: a game console, a set-top box, a PC plug-in and/or a smart handheld device;

       "724 TECHNOLOGY" means the Intellectual Property Rights and the Technical Information relating to the 724 Channels developed by 724 that are provided to or intended to be provided to 724's customers generally and expressly excludes confidential enhancements and modifications of 724's other customers;

       "SUBSCRIPTION AGREEMENT" means the subscription agreement between the Parties and Blue Sky Capital Corporation dated April 30, 1998;

       "TECHNICAL INFORMATION" means all right, title and interest in and to all know-how of 724 including:

       (i) all information of a scientific, technical or business nature whether in oral, written, graphic, machine readable, electronic or physical form; and

       (ii) all patterns, plans, designs, research data, research plans, trade secrets and other proprietary know-how, processes, formulas, drawings, technology, computer software and related manuals, unpatented blue prints, flow sheets, equipment and parts lists, instructions, manuals, records and procedures;

       "THIRD PARTY MATERIALS" means any materials which is not owned by 724 but delivered to BMO hereunder together with the Licensed Technology.

1.2 HEADINGS. The headings in this Agreement are for convenience of reference only and shall not affect the construction or interpretation hereof.

1.3 EXTENDED MEANINGS. Words in the singular include the plural and vice-versa and words in one gender include all genders.

1.4 ENTIRE AGREEMENT. The Parties agree that this Agreement and the Subscription Agreement constitute the complete and exclusive statement of the terms and conditions between them covering the performance thereof and cannot be altered, amended or modified except in writing executed by the Parties to be bound thereby. Each of the Parties acknowledge that it has not been induced to enter into this Agreement by any representations not specifically stated herein or in the Subscription Agreement.

1.5 INVALIDITY. If any of the provisions contained in this Agreement are found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not be in any way affected or impaired thereby.

1.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein (excluding any conflict of laws rule or principles that might refer such construction to the laws of another jurisdiction) and shall be treated, in all respects, as an Ontario contract.

                                     ARTICLE II
                                  GRANT OF LICENCE

2.1 GRANT OF LICENCE. Subject to the terms and conditions hereof, 724 grants to BMO and its Affiliates a non-exclusive, non-transferable, fully paid-up, royalty-free, irrevocable, worldwide, perpetual licence:

(a) USE OF LICENSED TECHNOLOGY BY BMO AND ITS AFFILIATES: to use modify, enhance, amend and/or change the Licensed Technology to modify, enhance, amend, change, maintain, implement, correct, update and support the 724 Channels and create Derivative Works thereof for its own internal use and the internal use of its Affiliates and for purposes specified in subsection 2.1(b); and

(b) USE BY CUSTOMERS OF BMO AND ITS AFFILIATES: to sublicense and distribute the client executable version of the Licensed Technology as modified or amended, including any Derivative Works, to Customers of BMO and its Affiliates for their own personal display and use.

724 grants BMO the right to authorize others to do any of the above provided that BMO shall obtain from any Affiliate, independent contractor or other Person to whom disclosure of 724's Confidential Information is made in carrying out such purposes, a covenant not to further disclose or make use of any of such Confidential Information in any manner whatsoever except as provided in this Section, and in Section 2.6.

2.2 RESTRICTIONS ON USE. BMO shall (a) not transfer, lease, export or grant a sublicence of the Licensed Technology or the licence contained herein to any Person except as and when authorized to do so herein; (b) not use the Licensed Technology except as authorized herein; (c) not use the Licensed Technology to act as a service bureau, in whole or in part, for any other Person, except on behalf of its own Affiliates; (d) take all reasonable precautions to prevent third parties from using the Licensed Technology and Confidential Information in any way that would constitute a breach of this Agreement including, without limitation, such precautions as BMO would otherwise take to protect its own proprietary software or hardware or information.

2.3 SCOPE OF LICENSED TECHNOLOGY. The "LICENCED TECHNOLOGY", for the purposes of this Agreement, shall include the following:

       2.3.1 IMMEDIATELY. As of the date hereof and in consideration of the 1998 Licence Fee, "LICENSED TECHNOLOGY" means the 1998 Technology.

       2.3.2  FIRST ANNIVERSARY.  As of the First Anniversary:

       (a) if BMO exercises the 1999 Technology Right on or before the First Anniversary in accordance with the terms and conditions of the Subscription Agreement, and in consideration of the 1999 Licence Fee, "LICENSED TECHNOLOGY" shall be extended to include the 1999 Technology; and

       (b) if BMO does not exercise the 1999 Technology Right and 724 fails to meet the First Year Spending Commitment by the First Anniversary in accordance with the terms and conditions of the Subscription Agreement, "LICENSED TECHNOLOGY" shall be extended to include any additional 724 Technology developed after the First Anniversary but before the earlier of: (i) six (6) months thereafter; and (ii) the date upon which 724 meets its First Year Spending Commitment.

       2.3.3 CONTINUING ALLIANCE BEYOND SECOND ANNIVERSARY. If BMO exercises the 1999 Technology Right, pays the 1999 Licence Fee AND subscribes for the 1999 Shares in accordance with the terms and conditions of the Subscription Agreement, it may elect prior to the Second Anniversary, and at each anniversary thereafter, to continue as a development partner with 724 for an additional year (the "CONTINUING ALLIANCE") in consideration of the Continuing Alliance Fee, adjusted once annually for increases in CPI. BMO must elect to exercise its right under the Continuing Alliance no later than three (3) months prior to the Second Anniversary and each anniversary thereafter (the "ALLIANCE ANNIVERSARY"). Under the Continuing Alliance, the "LICENSED TECHNOLOGY" shall be extended to include all 724 Technology developed up to the last Alliance

       Anniversary. If BMO does not elect to continue the alliance or does not pay the full amount of the Continuing Alliance Fee by the Alliance Anniversary for the next year, BMO's right to continue the alliance terminates forever.

       2.3.4 SECOND ANNIVERSARY. After the Second Anniversary, if BMO exercises the 1999 Technology Right and pays the 1999 Licence Fee, but does not exercise its right to enter into the Continuing Alliance after the Second Anniversary, "LICENSED TECHNOLOGY" shall be extended to include the first version of each 724 Channel that is partially completed as at the Second Anniversary and that is finally released to 724's customers generally.

       2.3.5 PREFERRED CLIENT OPTION BEYOND FIRST ANNIVERSARY. If BMO elects not to exercise the 1999 Technology Right or at any time ceases its commitment under the Continuing Alliance after the Second Anniversary, BMO shall have the right to extend the Licensed Technology to include new versions of the 724 Technology previously licensed to BMO and any new 724 Technology developed and made generally available to 724's customers upon payment of a licence fee based on the lowest price at which the Licensed Technology is made available to any other customer of 724 based on similar volumes; and "LICENSED TECHNOLOGY" shall be so extended.

2.4    EXCLUSIVITY.

       2.4.1 EXCLUSIVITY IN CANADA. During the First Year, 724 will not license the 724 Technology to any other Canadian Financial Institution. If BMO exercises the 1999 Technology Right, 724 will not license the 724 Technology to any other Canadian Financial Institution during, and for an additional six (6) months following: (a) the Second Year; and (b) any subsequent year in which the Continuing Alliance arrangement exists.

       2.4.2 PREFERRED FINANCIAL PARTNER IN CANADA. During the First Year, 724 will give BMO a right of first refusal to be the financial services provider in any other arrangement that includes a payment transaction in Canada. If BMO exercises the 1999 Technology Right, 724 will grant BMO the right of first refusal to be the financial services provider in any other arrangement that includes a payment transaction in Canada during the Second Year and any subsequent year in which the Continuing Alliance arrangement exists. In the event 724 receives or wishes to consider a relationship with a financial services provider that includes a payment transaction in Canada, 724 shall, by notice in writing, offer the same arrangement to BMO on the same terms and conditions. Such notice shall be accompanied by a copy of any such terms and conditions. BMO shall have a period of twenty (20) business days within which to respond to 724 and accept the arrangement, failing which 724 shall be free to proceed with such arrangement on substantially the same terms as disclosed to BMO. If BMO elects to accept such an arrangement, BMO shall provide written notice of its acceptance to 724 and the parties shall complete and negotiate in good faith any required documentation and/or agreements necessary to implement such arrangement.

       2.4.3 EXCLUSIVITY IN THE U.S. 724 will not grant exclusivity to a Financial Institution in the U.S. without approval of the Board of Directors of 724. If 724 does wish to grant an exclusivity right in the U.S. to a Financial Institution and BMO has a physical presence with assets of at least $10 billion in the proposed exclusive territory, then BMO shall have a right of first refusal for such exclusivity, on terms equivalent to the terms offered by the other Financial Institution. The approval of the Board Directors required and the right of first refusal granted under this Section 2.4.3 shall apply during the First Year; and if BMO exercises the 1999 Technology Right, during, and for an additional six (6) months following: (a) the Second Year; and (b) any subsequent year in which the Continuing Alliance arrangement exists. The right of first refusal referenced in Section 2.4.2 shall apply MUTATIS MUTANDIS.

       2.4.4 EXCLUSIVITY IN MEXICO. 724 will not grant exclusivity to a Financial Institution in Mexico without approval of the Board of Directors of 724. If 724 does wish to grant an exclusivity right in Mexico to a Financial Institution, then the Mexican bank in which BMO has an equity interest of more than 5% of the issued and outstanding voting shares shall have a right of first refusal for such exclusivity, on terms equivalent to the terms offered by the other Financial Institution. The approval of the Board Directors required and the right of first refusal granted under this Section 2.4.4 shall apply during the First Year; and if BMO exercises the 1999 Technology Right, during, and for an additional six (6) months following: (a) the Second Year; and (b) any subsequent year in which the Continuing Alliance arrangement exists. The right of first refusal referenced in Section 2.4.2 shall apply MUTATIS MUTANDIS.

2.5 MAINTENANCE SERVICES AND SUPPORT. For an annual fee of ****% of the 1998 Licence Fee (subject to increase once annually from time to time for increases in CPI), 724 will provide maintenance and support services in respect of the Licensed Technology. All maintenance and support services will be provided in accordance with 724's standard maintenance and support services agreement. The maintenance and support services will include limited support, training, bug fixes and enhancements for any production version of a 724 Channel licensed to BMO, but shall specifically exclude new versions, customizations and other services that are not expressly included in 724's maintenance services agreement. Maintenance will start only after the first 724 Channel is delivered to BMO. 724 acknowledges and agrees that BMO will be involved in the development of the maintenance agreement both as a customer of 724 and through BMO's representatives on the board of directors of 724 and the technology team.

2.6 CUSTOMER LICENCE AGREEMENTS. BMO shall enter into a licence agreement with Customers of BMO in a form satisfactory to 724, acting reasonably, that protects the Confidential Information of 724; restricts the use of the Licensed Technology by the Customers of BMO for the purposes set out in 2.1(b); and disclaims any liability or damages of 724 for use of the Licensed Technology by the Customers of BMO. BMO will provide the initial form of licence agreement referred to herein, and after 724 provides its approval, only material amendments thereto shall require further approval of 724.

[****]REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

2.7 PROVISION OF LICENSED TECHNOLOGY. Upon request by BMO, 724 shall provide to BMO the following Licensed Technology:

(a)    the source code version of any software included in the Licensed
       Technology:

       (i) in machine-readable form on machine-readable storage medium suitable for long term storage and compatible with the computer system being used by BMO and which, when compiled, will produce the object code version of the software; and

       (ii)   in human-readable form with annotations on bond paper; and

(b) all applicable documentation and other explanatory materials, if any, in 724's possession, including any programmer's notes, technical or otherwise, for the Licensed Technology as may be reasonably required by BMO, using a competent computer programmer possessing ordinary skills and experience, to further develop, maintain and operate the Licensed Technology without further recourse to 724 including, but not necessarily limited to, general flow-charts, input and output layouts, field descriptions, volumes and sort sequence, data dictionary, file layouts, processing requirements and calculation formula and the details of all algorithms.

Unless otherwise agreed between the Parties, 724 agrees to deliver to BMO the then current version of the Licensed Technology, including the source code version of the Licensed Technology and the corresponding object code version, on a quarterly basis (June 30, September 30, December 31, March 31). In addition, 724 agrees to include with such delivery a list of all Intellectual Property Rights licensed by 724 which are included in the Licensed Technology, other than general software development tools.

2.8 OWNERSHIP OF LICENSED TECHNOLOGY. BMO acknowledges and agrees that the Licensed Technology and all Intellectual Property Rights therein are and shall at all times remain the exclusive property of 724 and that no rights, title or ownership interest of any kind whatsoever in the Intellectual Property Rights therein, or any portion of same, except as provided in
Section 2.1 hereof, shall pass to BMO. As long as the Continuing Alliance arrangement is in place and for a period of one (1) year thereafter, 724 covenants and agrees that it will not transfer, assign, sell or otherwise dispose of the Licensed Technology without the prior written consent of BMO which consent will not be unreasonably withheld or delayed. 724 acknowledges and agrees that BMO shall have all right, title and interest in and to any software or technology that BMO develops to work with the Licensed Technology provided such software or technology does not constitute a Derivative Work.

2.9 WAIVER OF MORAL RIGHTS. 724 agrees to use all reasonable effort to cause any employee, permitted subcontractor or any other person under 724's control who was involved in the development of the Licensed Technology, in such form as is satisfactory to BMO, acting reasonably, to irrevocably waive any and all moral rights arising under the COPYRIGHT ACT (Canada) as amended (or any successor legislation of similar force and effect) or similar legislation in other applicable jurisdictions or at common law that such individual, as author, has with respect to any copyrighted works prepared by such individual that are included in the Licensed Technology.

2.10 INTEGRATION OF 1998 AND 1999 LICENSED TECHNOLOGY. 724 acknowledges and agrees that BMO will be closely involved with the development of the Licensed Technology, including having at least bi-weekly technology meetings with BMO, unless otherwise agreed by the Parties in writing, as well as being 724's technology partner and primary test customer. In addition, 724 agrees that it will use its best efforts to ensure that the 1998 Technology and 1999 Technology work with BMO's own systems and that there is a migration path for BMO as the Licensed Technology develops from the 1998 Technology to the 1999 Technology and to subsequent versions of the Licensed Technology.

                                    ARTICLE III
                                FEES & PAYMENT TERMS

3.1    FEES AND CHARGES.  BMO agrees to pay the following licence fees:

(a)    the 1998 Licence Fee on the date hereof;

(b) the 1999 Licence Fee on the First Anniversary if it elects to exercise the 1999 Technology Right in accordance with the terms and conditions of the Subscription Agreement;

(c) the Continuing Alliance Fee (subject to increase for CPI) at the commencement of each year of the Continuing Alliance if it elects to exercise its rights in subsection 2.2.3 to continue the development alliance with 724; and

(d) the then current licence fee, on a most-favoured-customer basis, in respect of any 724 Technology that BMO wishes to licence pursuant to Subsection 2.3.5 hereof.

3.2 TRAVEL EXPENSES AND OTHER CHARGES. No additional charges will be claimed by 724 under this Agreement, including charges for any or all products, documentation, manuals, services, delivery, installation, reasonable training, Third Party Materials and expenses, without the prior written authorization of BMO. If BMO requests that 724 staff travel outside of Metro Toronto for the purpose of providing such services, BMO shall reimburse 724 for travel expenses on a cost basis, including transportation, living and communications costs, which fees and costs shall be paid by BMO within thirty (30) days of receipt of an invoice from 724 for such amounts.

3.3    LATE FEES.  Where BMO fails to pay any amount in accordance with Sections
3.1 above, 724 shall have the right, in addition to any other remedies, to charge, and BMO shall pay, interest on such overdue amounts at the rate of **** percent (****%) per month (****% per annum).

3.4 TAXES. In addition to all charges hereunder, BMO shall pay to 724 all taxes, duties, and other such assessments or charges which may be assessed, levied or imposed in connection with

[****]REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

this license of the Licensed Technology and any charges or services hereunder, except taxes based on 724's income and capital.

                                     ARTICLE IV
                           REPRESENTATIONS AND WARRANTIES

4.1 REPRESENTATIONS AND WARRANTIES OF 724. Both now and on a continuing basis, 724 represents and warrants to BMO as set out in the following Subsections of this Section and acknowledges that BMO is relying upon such representations and warranties. 724 will immediately provide BMO notice of any change that may affect these representations and warranties.

       4.1.1 OWNERSHIP. 724 is the owner or licensor of the Intellectual Property Rights in the Licensed Technology and has the right to grant the licences in Section 2.1 hereof.

       4.1.2 THIRD PARTY MATERIALS. 724 has obtained all necessary licences, clearances, assignments and waivers in respect of any and all the Third Party Materials and other Intellectual Property Rights delivered to BMO together with the Licensed Technology.

       4.1.3  INFRINGEMENTS BY 724.  There is no:

       (i)    (1)    claim of adverse ownership or invalidity or other
              opposition to or conflict with 724's ownership of the copyright, trade marks or trade secrets forming part of the Licensed Technology or the manner it is used in respect of 724's business nor are there any such claims with respect to any other Intellectual Property Right forming part of the Licensed Technology; or

              (2) pending or threatened suit, proceeding, claim, demand, action or investigation of any nature or kind against 724 relating to the Licensed Technology or the manner it is used in respect of its business; or

       (ii) claim of which 724 has received notice (formal or informal) or is otherwise aware that any products, software or services manufactured, produced, used or sold by 724 or any process, method, packaging, advertising, or material that 724 employs in the manufacture, marketing, licensing or sale of any such product, software or service, or the use of any of the Licensed Technology breaches, violates, infringes or interferes with any rights of any Person or requires payment for the use of any copyright, trade mark or trade secret, know-how or technology of another Person or any other Intellectual Property Right of any Person.

       4.1.4 NO CONFLICTING AGREEMENTS. 724 is not under and will not assume any contractual obligation that conflicts with its obligations or the rights granted in this Agreement.

       4.1.5 VIRUS WARRANTY. 724 warrants that it will use all commercially reasonable efforts to ensure that all Licensed Technology delivered to BMO is, at the time of shipment, free of any known computer software viruses.

       4.1.6 DISABLING DEVICES. Licensed Technology does not contain any back door, time bomb, worm, Trojan horse, software lock, drop-dead device or other software routine designed to disable the Licensed Technology or damage, alter, erase or harm BMO's data, systems or software.

4.2    YEAR 2000 COMPLIANCE.

(i) 724 represents and warrants that, all date-related output or results, in any form, produced by the Licensed Technology will be in Year 2000 Compliance (as defined in paragraph (ii) of this Section 4.2), provided that all date-related output or results, in any form, produced by Third Party Materials are also in Year 2000 Compliance.

(ii)   "YEAR 2000 COMPLIANCE" means before, during and after January 1, 2000:

       (a) all dates receivable by the Licensed Technology (input data) will require a century indicator, all dates produced by the Licensed Technology (output or results) will include a century indicator;

       (b) date calculations involving either a single century or multiple centuries will neither cause an abnormal ending nor generate incorrect results;

       (c) when sorting by date, all records will be sorted in accurate sequence; and when the date is used as a key, records will be read and written in accurate sequence;

       (d)    leap years will be determined by the following standard:

              (I) if the year is evenly divisible by 4, it is a leap year, except for years ending in 00; and

              (II) a year ending in 00 is a leap year if it is evenly divisible by 400; and

       (e) in the case of hardware/equipment, the clock and calendar will advance correctly to year 2000 and beyond without intervention.

(iii)  Before delivery of the Licensed Technology to BMO, 724 will:

       (a) work with the group within BMO that is responsible for testing Year 2000 Compliance to test whether the Licensed Technology in is Year 2000 Compliance in accordance with BMO's standards and procedures relating to such tests; and

       (b) provide BMO with a copy of any compliance testing results promptly upon the request of BMO.

(iv) 724 shall, upon receipt of notice from BMO referenced in paragraph (v) in this Section 4.2 or when 724 otherwise becomes aware of a condition or event that would evidence a breach of the representation and warranty given by 724 in paragraph (i) of this Section 4.2, use its best efforts to promptly repair and correct the Licensed Technology, and deliver such repair or correction to BMO, in order to make the Licensed Technology be in Year 2000 Compliance, except that 724's obligation to repair and correct any Third Party Materials included in the Licensed Technology that is not in Year 2000 Compliance is limited to 724 using commercially reasonable efforts to work with the supplier of the Third Party Material to cause such supplier to make such Third Party Material be in Year 2000 Compliance. If 724 is unable to cause a third party to make its Third Party Material in Year 2000 Compliance, 724 will have the option to replace such Third Party Material.

(v) BMO shall promptly notify 724 of any conditions or events that would evidence a breach of the representation and warranty given by 724 in paragraph (i) of this Section 4.2 and provide its reasonable assistance to 724 in order to permit 724 to meet its obligation under paragraph (iv) of this Section 4.2.

(vi) Time shall be of the essence for the performance of each Party's obligations under this Section 4.2.

4.3 EXCLUSION OF OTHER WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OR CONDITIONS IN RELATION TO ANY LICENSED TECHNOLOGY, DOCUMENTATION, SERVICES OR PRODUCTS THAT ARE THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABLE QUALITY OR FITNESS FOR A PARTICULAR PURPOSE AND THOSE OTHERWISE ARISING BY STATUTE OR OTHERWISE IN LAW, OR FORM A COURSE OF DEALING OR USAGE OF TRADE.

4.4 LIMITATION OF LIABILITY. EXCEPT FOR SECTION 4.6 HEREOF, IN NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR LOSS OF PROFITS, LOSS OF BUSINESS REVENUE, FAILURE TO REALIZE EXPECTED SAVINGS, OTHER COMMERCIAL OR ECONOMIC LOSS OF ANY KIND WHATSOEVER, NOR SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH USE (OR INABILITY TO USE) OR PERFORMANCE OF THE LICENSED TECHNOLOGY, DOCUMENTATION, SERVICES OR PRODUCTS THAT ARE THE SUBJECT MATTER OF THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SAME.

BMO EXPRESSLY ACKNOWLEDGES AND AGREES THAT THE USE AND OPERATION OF ANY LICENSED TECHNOLOGY, DOCUMENTATION, SERVICES OR PRODUCTS THAT ARE THE SUBJECT MATTER OF THIS AGREEMENT, AND THE RESULTS OBTAINED FROM SUCH USE AND OPERATION, ARE AT THE SOLE AND EXCLUSIVE RISK OF BMO, ITS AFFILIATES AND ITS CUSTOMERS AND THAT 724 ASSUMES NO

LIABILITY OR RESPONSIBILITY WITH RESPECT TO ANY RELIANCE UPON THE RESULTS OBTAINED, BY BMO, ITS AFFILIATES AND ITS CUSTOMERS OR ANY THIRD PARTY.

4.5 LIMITATION OF DIRECT DAMAGES. Except for Section 4.6, the liability of 724 for actual and direct damages, if any, whether based on negligence, breach of contract (whether or not a fundamental breach), warranty or other legal theory, will not exceed an amount equal to one hundred percent (100%) of all of the fees for the Licensed Technology paid by BMO.

4.6 INDEMNITY OF 724. Notwithstanding the limitations in Sections 4.4 and 4.5, 724 will defend and indemnify BMO and its Affiliates, customers, and each of their employees, officers, directors and agents from and against any claims that the Licensed Technology infringes any Intellectual Property Right of any Person and 724 will pay resulting costs, damages and reasonable legal fees finally awarded, provided that:

(a)    BMO and its Affiliates promptly notifies 724 in writing of the claim;

(b)    BMO and its Affiliates co-operates with 724 in the defence of such claim;

(c) 724 has sole control of the defence and all related settlement negotiations provided any such settlement has no material adverse affect on BMO and its Affiliates; and

(d) BMO and its Affiliates have no authority to settle any claim on behalf of 724.

If such claim has occurred, or in 724's opinion is likely to occur, BMO and its Affiliates agree to permit 724 at its option and expense, either to procure for BMO and its Affiliates the right to continue using the Licensed Technology or to replace or modify the same so that it becomes non-infringing without loss of functionality.

724 shall have no obligation to defend BMO and its Affiliates or to pay costs, damages or legal fees for any claim based upon:

1. versions of the Licensed Technology that have been altered or modified solely by BMO or its Affiliates without the assistance of 724 if such infringement would have been avoided by the use of the unaltered version thereof; or

2. the combination, operation or use of any Licensed Technology with non-724 Technology if such infringement would have been avoided but for such combination, operation or use.

                                     ARTICLE V
                CONFIDENTIALITY, NON-SOLICITATION & NON-COMPETITION

5.1 CONFIDENTIAL INFORMATION. Each party who receives Confidential Information (referred to in this section as the "Receiving Party") of the other Party (referred to in this Section as the "Disclosing Party") shall hold such Confidential Information in trust and confidence for and on behalf of the Disclosing Party and shall not, except as expressly authorized hereunder or in writing by the Disclosing Party, use, copy or disclose to any third party any Confidential Information so received. Each Receiving Party shall take appropriate action by instruction, agreement or otherwise to ensure that its directors, officers, employees, consultants and agents are required to keep confidential all Confidential Information of the Disclosing Party which is disclosed to or comes into the possession of any of them. The Receiving Party agrees to obtain from any independent contractor or other Person to whom disclosure of the Disclosing Party's Confidential Information is made in carrying out such purposes, a covenant not to further disclose or make use of any of the Disclosing Party's Confidential Information in any manner whatsoever.

5.2 ELECTRONIC DISTRIBUTION. 724 acknowledges that BMO may distribute the Licensed Technology through the Internet or related communications systems. Given the open nature and public accessibility of these systems, BMO's obligations with respect to confidentiality of the Licensed Technology are to take all reasonable available precautions to protect the confidentiality of the Licensed Technology distributed through these systems. The parties agree to work together to address the issue of confidentiality of the Licensed Technology which is provided over the Internet.

5.3 NON-SOLICITATION OF EMPLOYEES. Each Party agrees that if while this Agreement remains in effect, or during the one (1) year period thereafter, it solicits for employment any employee or subcontractor of the other Party or enters into any form of business arrangement with an employee or subcontractor of such Party, it shall pay to the other Party (a) an amount equal to three times the monthly salary/fees for such employee or subcontractor as compensation for the loss of such employee or subcontractor as well as (b) an amount equal to 25% of the starting salary/annualized fees of such employee or subcontractor as a finder's fee. Each Party agrees that such amounts shall not be considered as a penalty but rather as reasonable compensation for the other Party in the
circumstances.   The provisions of this Section 5.3 shall not apply if any one of the events listed in Section 6.1 occurs.

5.4 INJUNCTIVE RELIEF. Each Party acknowledges and agrees that the breach by it of any of the provisions of Section 5.1 (Confidentiality) or 5.3 (Non-Solicitation) would cause serious and irreparable harm to the other Party which could not adequately be compensated for in damages, and hereby consents to an injunction being issued against it restraining it from any further breach of such provision, but the provisions of this section shall not be construed so as to be in derogation of any other remedy which the other Party may have in the event of such a breach.

                                     ARTICLE VI
                                    TERMINATION

6.1 BUSINESS TERMINATION. In addition to any other rights or remedies hereunder, either Party may terminate this Agreement immediately giving written notice to the other Party where the other Party: (i) makes any general assignment for the benefit of creditors or otherwise enters into any composition or arrangement with its creditors; (ii) is unable to pay its debts as they mature; (iii) has a receiver and/or manager appointed over its assets or an application is made to do so; (iv) becomes bankrupt or insolvent or commits an act of bankruptcy or takes or attempts to take advantage of any law or statute for the relief of bankrupt or insolvent debtors; (v) commences or becomes subject to any process that might result in its bankruptcy or liquidation; (vi) has a resolution or a petition filed or an order made for its winding up; or (vii) ceases to carry on business.

                                    ARTICLE VII
                                      GENERAL

7.1 EXCUSABLE DELAYS. Dates and times by which 724 or BMO is required to render performance (other than dates and times for payment of money) hereunder shall be postponed automatically to the extent and for the period of time that 724 or BMO, as the case may be, is prevented from meeting them by reason of any causes beyond its reasonable control, provided the Party prevented from rendering performance notifies the other Party immediately and in detail of the commencement and nature of such a cause, and provided further than such Party uses its reasonable efforts to render performance in a timely manner utilizing to such end all resources reasonably required in the circumstances, including obtaining supplies or services from other sources if same are reasonably available.

7.2    TIME.  Time is of the essence of each provision of this Agreement.

7.3 NOTICES. Any notice, consent, determination or other communication (herein a "NOTICE") required or permitted to be given or made hereunder shall be in writing and shall be well and sufficiently given or made if:

(a) delivered in person during normal business hours on a Business Day and left with the addressee at the address set forth below; or

(b) sent by any electronic means of sending messages, including facsimile transmission, which produces a paper record ("Electronic Transmission") during normal business hours on a Business Day, charges prepaid and confirmed by prepaid first class mail:

       TO 724, AT:

              BCE Place
              Bay-Wellington Tower
              181 Bay Street
              Suite 2810
              Toronto, Ontario
              M5J 2T3

              Facsimile:  (416) 214-4704
              Attention:  Christopher Erickson

       TO BMO, AT:

              Chief Technology Officer
              Bank of Montreal
              55 Bloor Street West, 3rd Floor
              Toronto, Ontario
              M4W 3N5

              Faxcsimile: (416) 927-2594
              Attention:  Lloyd Darlington, CTO


              WITH A COPY TO:
              Law Department
              First Canadian Place
              21st Floor
              Toronto, Ontario
              M5X 1A1

              Facsimile:  (416) 867-7191
              Attention:  K. Rubin, Vice-President, Law

       or to such other address or telecopier number to the attention of such other individuals as any Party may from time to time notify the others in accordance with this section. Any Notice so given or made shall be deemed to have been given or made on the day of delivery if delivered as aforesaid or on the Business Day immediately following the day of Electronic Transmission.

7.4 ASSIGNMENT AND ENUREMENT. No Party may assign any rights or benefits under this Agreement to any Person without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective heirs, personal representatives, successors (including any successor by reason of amalgamation or statutory arrangement of any Party) and permitted assigns.

7.5 FURTHER ASSURANCES. Each Party shall do such acts and shall execute such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of such acts and will cause the execution of such further documents as are within its power as any other Party may in writing at any time and from time to time reasonably request be done and or executed, in order to give full effect to the provisions of this Agreement.

7.6 EXPENSES. Except as provided in Section 3.2, each Party shall pay all expenses it incurs in authorizing, preparing, executing and performing this Agreement and the transactions contemplated hereunder, whether or not the First Closing or Second Closing occurs, including all fees and expenses of its legal counsel, bankers, investment bankers, brokers, accountants or other representatives or consultants.

7.7 REMEDIES CUMULATIVE. The rights and remedies of the Parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law.

7.8 COUNTERPARTS. This Agreement may be executed and delivered in several counterparts and by each of the Parties on the same or separate counterparts, each of which when so executed and delivered shall be deemed to be an original and such counterparts together shall constitute one and the same instrument and shall be effective as of the date hereof.

7.9 WAIVER OF RIGHTS. Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

7.10 CURRENCY. Except as otherwise expressly provided in this Agreement, all dollar amounts referred to in this Agreement are stated in the lawful currency of Canada.

7.11 RELATIONSHIP OF PARTIES. This is an agreement between separate legal entities and neither is the agent or employee of the other for any purpose whatsoever. The Parties do not intend to create a partnership or joint venture between themselves. Neither Party shall have the right to bind the other to any agreement with a Person or to incur any obligation or liability on behalf of the other Party.

7.12 FORCE MAJEURE. Dates and times by which 724 is required to render performance under this Agreement shall be automatically postponed to the extent and for the period that 724 is prevented from meeting them by reason of any cause beyond its reasonable control, provided 724 notifies BMO of the commencement and nature of such cause and uses its best efforts to render performance in a timely manner.

TO WITNESS their agreement, the Parties have duly executed this Agreement on the date first written above.


724 SOLUTIONS INC.                 BANK OF MONTREAL


Per:   /s/ Christopher E. Erickson  Per:   /s/ Lloyd Darlington
       ---------------------------         ---------------------------
Name:  Christopher E. Erickson      Name:  Lloyd Darlington
Title: President                    Title: Chief Technology Officer
Date:                               Date: